Exhibit 2.2


                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT


                  THIS AMENDMENT NO. 1 dated as of January 22, 1997 (the "Amendment"), among G.H. Wood + Wyant Inc., a corporation incorporated under the Canada Business Corporations Act ("Seller"), Hosposable Products, Inc., a New York corporation ("Buyer Parent"), and 3290441 Canada Inc., a corporation incorporated under the Canada Business Corporations Act, and a wholly owned subsidiary of Buyer Parent ("Buyer"), to the Asset Purchase Agreement dated as of November 12, 1996 (the "Asset Purchase Agreement").

                  The parties hereto, being the parties to the Asset Purchase Agreement, required to amend the Asset Purchase Agreement in accordance with
Section 10.9 thereof, hereby amend the Asset Purchase Agreement as follows:

                  1. Section 1.2 of the Asset Purchase Agreement is hereby amended by inserting in the seventh line after the word "note" the words "dated the Closing Date".

                  2. Section 1.2 of the Asset Purchase Agreement is hereby amended by adding a sentence to the end thereof as follows: "In connection with such exchange, Buyer agrees to pay, and Buyer Parent agrees to cause Buyer to pay, the interest accrued on the Note pursuant to the terms thereof from and including the Closing Date to and excluding the date of such exchange, such amount to be due and payable on the first dividend payment date with respect to the Class A Mandatorily Redeemable Preferred Stock."

                  3. Section 2.2(b) of the Asset Purchase Agreement is hereby amended by deleting the words "January 31, 1997" and by substituting therefor the words "April 30, 1997".

                  4. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Amendment.

                  5. This Amendment shall be governed by the internal law, and not the law of conflicts, of the State of New York.



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                  IN WITNESS  WHEREOF,  the parties  hereto have  executed  this
Amendment on the date first written above.


                                    HOSPOSABLE PRODUCTS, INC.


                                    By:/s/ Joseph H. Weinkam, Jr.
                                       -------------------------------------
                                       Name:  Joseph H. Weinkam, Jr.
                                       Title: President and Chief
                                              Operating Officer



                                    3290441 CANADA INC.



                                    By:/s/ Donald C. MacMartin
                                       -------------------------------------
                                       Name:  Donald C. MacMartin
                                       Title: President


                                    G.H. WOOD + WYANT INC.



                                    By:/s/ James A. Wyant
                                       -------------------------------------
                                       Name: James A. Wyant
                                       Title: Vice Chairman of the
                                              Board





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